SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  July 28, 2006

SOFTBRANDS, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-51118	41-2021446
(State or other jurisdiction or incorporation)	(Commission File Number)	(IRS Employer Identification No.)
Two Meridian Crossings, Suite 800 Minneapolis, Minnesota		55423
(Address of principal executive offices)		(Zip code)

Registrant’s telephone number, including area code:  (612) 851-1500

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.              Entry into Material Definitive Agreement.

On July 28, 2006, SoftBrands, Inc. (“SoftBrands”) entered into a Merger Agreement with MAI Systems Corporation, a Delaware corporation (“MAI”), SBN Acquisition Corp. (“Merger Sub”), a wholly owned subsidiary of SoftBrands formed to facilitate the merger pursuant to such agreement (the “Merger”), and William Brian Kretzmer as representative of the stockholders of MAI.  Pursuant to the Merger Agreement, and subject to the conditions contained therein, Merger Sub will be merged with and into MAI and MAI will become a wholly owned subsidiary of SoftBrands.   The Merger Agreement provides that all of the outstanding capital stock of MAI will be converted into the right to receive cash plus an interest in proceeds held in an escrow account.

The Merger Agreement provides that SoftBrands will pay $15.5 million, subject to possible adjustment for indebtedness and working capital of MAI outstanding at closing, for all of the outstanding MAI capital stock.  Of such purchase price, $2.5 million would be held in an escrow account until December 31, 2007 to cover indemnity obligations.  SoftBrands would also (i) repay approximately $6.1 million of MAI indebtedness, including $250,000 due to the Internal Revenue Service, (ii) pay $700,000 of accrued consulting fees to a principal stockholder, (iii) pay $600,000 of severance obligations to the two principal executive officers of MAI, (iv) pay a total of $3 million, including $2 million in cash and $1 million by issuing shares of its common stock, to the two principal executives of MAI in consideration of execution of agreements prohibiting competition for a period of five years, and (v) pay up to $1 million ($500,000 per executive) during the next three years for consulting services.

The Merger is subject to a number of conditions, including finalization of certain financing arrangements, and the Merger Agreement is terminable by either party after August 31, 2006.  The foregoing description of the Merger Agreement is not complete and is qualified in its entirety by reference to the full text of the actual agreement, which is filed as an exhibit to this Form 8-K.

The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed by the contracting parties, including being qualified by disclosures exchanged between the parties in connection with the execution of the Merger Agreement. The representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Stockholders of, or potential investors in, SoftBrands are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of SoftBrands or MAI or any of their respective subsidiaries.

On August 3, 2006 SoftBrands issued a press release regarding the Merger Agreement. A copy of the press release is furnished with this Form 8-K.

Item 2.02 Results of Operations and Financial Condition

On August 3, 2006, SoftBrands released its earnings for the quarter and nine months ended June 30, 2006.  A copy of the press release is furnished with this Form 8-K.

Item 9.01.  Financial Statements and Exhibits

(d) Exhibits

2.1	Merger Agreement dated as of July 28, 2006 among SoftBrands, Inc, SBN Acquisition Corp., MAI Systems Corporation, and William Brian Kretzmer as Stockholders’ Representative.

99.1	Press Release dated August 3, 2006 relating to the execution of Merger Agreement.

99.2	Press Release dated August 3, 2006 relating to earnings for the quarter and nine months ended June 30, 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  August 3, 2006

SOFTBRANDS, INC.

/s/ Gregg A. Waldon
Gregg A. Waldon, Senior Vice President, Chief Financial Officer and Secretary